Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333−136666 March 12, 2007
STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

Accelerated	THE BEAR STEARNS COMPANIES INC. Note Linked to the common stock of NYSE Group, Inc.
Market	Due: April [●], 2008
Participation Securities	INVESTMENT HIGHLIGHTS
•	13-month term to maturity.
•	The Notes are not principal protected.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).
•	Issue Price: 100.00% of the Principal Amount (99.00% for investors who purchase a Principal Amount of $1,000,000 or greater).
•	Linked to the common stock of NYSE Group, Inc.
•	Depending upon the value of the Reference Share at maturity, the Note will pay 2 times the percentage increase in the Reference Share, up to a maximum return of [38.00]%.
•	If the Reference Share declines in value by the Maturity Date, the Note will lose value at a rate of 1% for every 1% decline in the Reference Share from the Initial Share Price.
BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

Structured Products Group

TERMS OF OFFERING
ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A1 / A+ (Moody’s / S&P)
CUSIP NUMBER:	073928V26
ISSUE PRICE:	100.00% of the Principal Amount (99.00% for investors who purchase a Principal Amount of $1,000,000 or greater)
PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter
SELLING PERIOD ENDS:	March [●], 2007
SETTLEMENT DATE:	March [●], 2007
CALCULATION DATE:

April [●], 2008 unless such date is not an Reference Share Business Day, in which case the Calculation Date shall be the next Reference Share Business Day. The Calculation Date is subject to adjustment as described in the Pricing Supplement under “Description of the Notes—Market Disruption Events.”

MATURITY DATE:

The Notes are expected to mature on April [●], 2008 unless such date is not an Reference Share Business Day, in which case the Maturity Date shall be the next Reference Share Business Day. If the Calculation date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Reference Share Business Days following the adjusted Calculation Date.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash depending upon the relation of the Final Share Price to the Initial Share Price.
If, at maturity, the Final Share Price is greater than or equal to the Initial Share Price, the Cash Settlement Value is equal to, per Note, the lesser of:

If, at maturity, the Final Share Price is less than the Initial Share Price, you will receive less and possibly significantly less, than your initial investment in the Notes. In this case, the Cash Settlement Value is equal to, per Note:

UPSIDE PARTICIPATION RATE:	[200.00]%
INITIAL SHARE PRICE:	The closing price of the Reference Share on March [●], 2007.
FINAL SHARE PRICE:	The closing price of the Reference Share on the Calculation Date.
REFERENCE ISSUER:	NYSE Group, Inc. (NYSE: NYX)
REFERENCE SHARE:	The common stock of NYSE Group, Inc.

BEAR, STEARNS & CO. INC.

Structured Products Group

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated March 12, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated March 12, 2007 (subject to completion): http://www.sec.gov/Archives/edgar/data/777001/000114420407012154/v068154_424b2.htm
•	Prospectus Supplement dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm
•	Prospectus dated August 16, 2006:
http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

BEAR, STEARNS & CO. INC.

Structured Products Group

ILLUSTRATIVE HYPOTHETICAL CASH SETTLEMENT VALUE TABLE
The following is an illustrative table demonstrating the hypothetical Cash Settlement Value based on the assumptions listed below. Actual returns may be different.

ASSUMPTIONS:

•	Investor purchases $1,000 principal amount of Notes at the initial offering price of $1,000.
•	Investor does not sell the Notes and holds the Notes to maturity.
•	The Initial Share Price is equal to 85.00.
•	The Upside Participation Rate is [200.00]%.
•	The maximum return on the Notes is [38.00]%.
•	All returns are based on a 13-month term; pre-tax basis.
•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Initial Share Price	Final Share Price	Percentage Change in Reference Share	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Share Price	Final Share Price	Percentage Change in Reference Share	Cash Settlement Value Per Note	Return if Held to Maturity
85.00	141.00	+65.88%	$ 1,380.00	38.00%	85.00	83.00	-2.35%	$ 976.47	-2.35%
85.00	139.00	+63.53%	$ 1,380.00	38.00%	85.00	81.00	-4.71%	$ 952.94	-4.71%
85.00	137.00	+61.18%	$ 1,380.00	38.00%	85.00	79.00	-7.06%	$ 929.41	-7.06%
85.00	135.00	+58.82%	$ 1,380.00	38.00%	85.00	77.00	-9.41%	$ 905.88	-9.41%
85.00	133.00	+56.47%	$ 1,380.00	38.00%	85.00	75.00	-11.76%	$ 882.35	-11.76%
85.00	131.00	+54.12%	$ 1,380.00	38.00%	85.00	73.00	-14.12%	$ 858.82	-14.12%
85.00	129.00	+51.76%	$ 1,380.00	38.00%	85.00	71.00	-16.47%	$ 835.29	-16.47%
85.00	127.00	+49.41%	$ 1,380.00	38.00%	85.00	69.00	-18.82%	$ 811.76	-18.82%
85.00	125.00	+47.06%	$ 1,380.00	38.00%	85.00	67.00	-21.18%	$ 788.24	-21.18%
85.00	123.00	+44.71%	$ 1,380.00	38.00%	85.00	65.00	-23.53%	$ 764.71	-23.53%
85.00	121.00	+42.35%	$ 1,380.00	38.00%	85.00	63.00	-25.88%	$ 741.18	-25.88%
85.00	119.00	+40.00%	$ 1,380.00	38.00%	85.00	61.00	-28.24%	$ 717.65	-28.24%
85.00	117.00	+37.65%	$ 1,380.00	38.00%	85.00	59.00	-30.59%	$ 694.12	-30.59%
85.00	115.00	+35.29%	$ 1,380.00	38.00%	85.00	57.00	-32.94%	$ 670.59	-32.94%
85.00	113.00	+32.94%	$ 1,380.00	38.00%	85.00	55.00	-35.29%	$ 647.06	-35.29%
85.00	111.00	+30.59%	$ 1,380.00	38.00%	85.00	53.00	-37.65%	$ 623.53	-37.65%
85.00	109.00	+28.24%	$ 1,380.00	38.00%	85.00	51.00	-40.00%	$ 600.00	-40.00%
85.00	107.00	+25.88%	$ 1,380.00	38.00%	85.00	49.00	-42.35%	$ 576.47	-42.35%
85.00	105.00	+23.53%	$ 1,380.00	38.00%	85.00	47.00	-44.71%	$ 552.94	-44.71%
85.00	103.00	+21.18%	$ 1,380.00	38.00%	85.00	45.00	-47.06%	$ 529.41	-47.06%
85.00	101.00	+18.82%	$ 1,376.47	37.65%	85.00	43.00	-49.41%	$ 505.88	-49.41%
85.00	99.00	+16.47%	$ 1,329.41	32.94%	85.00	41.00	-51.76%	$ 482.35	-51.76%
85.00	97.00	+14.12%	$ 1,282.35	28.24%	85.00	39.00	-54.12%	$ 458.82	-54.12%
85.00	95.00	+11.76%	$ 1,235.29	23.53%	85.00	37.00	-56.47%	$ 435.29	-56.47%
85.00	93.00	+9.41%	$ 1,188.24	18.82%	85.00	35.00	-58.82%	$ 411.76	-58.82%
85.00	91.00	+7.06%	$ 1,141.18	14.12%	85.00	33.00	-61.18%	$ 388.24	-61.18%
85.00	89.00	+4.71%	$ 1,094.12	9.41%	85.00	31.00	-63.53%	$ 364.71	-63.53%
85.00	87.00	+2.35%	$ 1,047.06	4.71%	85.00	29.00	-65.88%	$ 341.18	-65.88%
85.00	85.00	0.00%	$ 1,000.00	0.00%	85.00	27.00	-68.24%	$ 317.65	-68.24%

BEAR, STEARNS & CO. INC.

Structured Products Group

The graph below depicts the hypothetical Cash Settlement Values for the Note structure as the price of the Reference Share changes.

BEAR, STEARNS & CO. INC.

Structured Products Group

SELECTED RISK CONSIDERATIONS

•

Suitability of Note for Investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

Not Principal Protected - The Notes are not principal protected. If the Final Share Price is less than the Initial Share Price, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Reference Share. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•

Maximum return of [38.00]% — You will not receive more than the maximum return of [38.00]% at maturity. Because the maximum return on the Notes is [38.00]%, the maximum Cash Settlement Value is $[1,380.00]. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Share Price increases by more than [19.00]%.

•

Secondary Market - Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•

No interest, dividend or other payments — You will not receive any interest, dividend payments or other distributions on the Reference Share, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•

Taxes - The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled forward contracts linked to the price of the Reference Share and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled forward contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

BEAR, STEARNS & CO. INC.